Filed Pursuant to Rule 424(b)(5)

Registration No. 333-123017

Prospectus Supplement

(To Prospectus dated March 23, 2007)

NEUROBIOLOGICAL TECHNOLOGIES, INC.

3,043,478 Units

With Each Unit Consisting of One Share of Common Stock and

a Warrant to Purchase One Share of Common Stock

$2.30 Per Unit

Neurobiological Technologies, Inc., is offering by this prospectus supplement 3,043,478 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock at a price of $2.40 per share. The units are being offered and sold at a price of $2.30 per unit.

This is a best efforts offering being made by Neurobiological Technologies, Inc., with Rodman & Renshaw and Dawson James Securities acting as lead placement agents. We are not required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell the securities offered. We will receive all of the proceeds from any securities sold in this offering, after paying fees and commissions. If we sell the maximum number of units offered by this prospectus supplement, the total gross offering proceeds to us, before offering expenses and without giving effect to the potential exercise of any of the warrants, will be $7 million and our net offering proceeds after placement agent fees and commissions are expected to be approximately $6.6 million. This offering will continue until the sale of all securities offered by this prospectus supplement or our decision to terminate the offering.

Our common stock is traded on the Nasdaq Capital Market under the symbol “NTII.” The closing price for our common stock, as reported on Nasdaq Capital Market, as of the date of this prospectus supplement was $2.18 per share.

Investing in our common stock involves certain risks. Before buying any of these shares of our common stock, you should carefully consider the risk factors described in “ Risk Factors” beginning on page S-2 in this prospectus supplement and beginning on page 9 in the accompanying prospectus.

This offering is being made only to “Qualified Institutional Buyers” (defined in Rule 144A under the Securities Act of 1933) located in one of the following states: California, Colorado, Connecticut, Florida, Georgia, Illinois, Maryland, Massachusetts, Minnesota, New Jersey, New York, North Carolina, Pennsylvania or Texas. Purchasers from each of these states may also be required to satisfy certain investor qualification requirements, as set forth in the purchase agreement for this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2007.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us,” “our,” or similar references mean Neurobiological Technologies, Inc.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy the securities offered hereby nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or securities are sold on a later date.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Up to 3,043,478 shares, plus up to 3,043,478 shares of common stock underlying the warrants offered hereby

Common stock to be outstanding after this offering	Up to 32,615,521 shares, or up to 35,658,999 shares if the warrants sold in this offering are exercised in full

Manner of Offering	Best efforts offering directly by the Company with a placement agent. The offering will be limited to “Qualified Institutional Buyers” that meet certain additional qualification requirements. See “Plan of Distribution” on page S-9.

Use of proceeds	We intend to use the net proceeds from this offering to finance our ongoing Phase III clinical trials for Viprinex and to provide general working capital. See “Use of Proceeds” on page S-8.

NASDAQ Capital Market symbol	NTII

Risk factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-2.

The number of shares of common stock to be outstanding after this offering is based on 29,572,043 shares outstanding as of December 31, 2006 and excludes options and warrants outstanding as of that date representing the right to purchase a total of 3,850,469 shares of common stock at weighted average exercise price of approximately $3.76 per share.

Our principal executive offices are located at 2000 Powell Street, Suite 800, Emeryville, California 94608. Our telephone number is (510) 595-6000.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into this prospectus, including from our subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

We will need to raise additional capital to fund ongoing operations. If we are unable to raise additional capital, we may be forced to curtail operations. If we succeed in raising additional capital through a financing transaction, it may adversely affect our stock price.

In order to maintain sufficient cash and investments to fund future operations, we will need to raise additional capital. In August 2005, we obtained a $10 million revolving credit facility. The amount of money we can access from this facility may be limited based on certain liquidity covenants. While we believe that our available liquidity is adequate to fund our operations at least through June 30, 2007, we intend to seek to raise up to $35 million over the next 12 to 24 months through various alternatives, including selling shares of our common stock and common stock warrants, as we propose to do in this offering. If we raise capital by issuing additional shares of common stock at a price per share less than the then-current market price per share, the value of the shares of our common stock then outstanding may be reduced. Further, even if we were to sell shares of common stock at prices equal to or higher than the current market price, the issuance of additional shares may depress the market price of our common stock and dilute voting rights. We may not be able to raise capital on terms that we find acceptable, or at all. If we are unable to raise additional capital to fund future operations, then we might have to reduce operations or defer or abandon one or more of our clinical or preclinical research programs. Any of these actions could have an adverse effect on our stock price.

We have restated our previously issued consolidated financial statements for the year ended June 30, 2005 and have a material weakness in our internal control over financial reporting that requires remediation. Pursuant to Section 404 of the Sarbanes-Oxley Act, we have concluded that our internal control over financial reporting was not effective at June 30, 2006.

Our Annual Report on Form 10-K for the year ended June 30, 2006 includes restated audited consolidated financial statements for the fiscal year ended June 30, 2005 and restated unaudited condensed consolidated financial statements for the quarters ended September 30, 2004 through March 31, 2006. This restatement results from errors that were identified with respect to the accounting for acquisition costs assigned to certain tangible assets, intangible assets and in-process research and development acquired in connection with our acquisition of Empire Pharmaceuticals, Inc. in July 2004. As of June 30, 2006, our management has determined that we lacked the necessary internal controls and technical expertise and experience to ensure proper accounting of highly complex accounting issues and transactions related to sales and purchases of assets in accordance with U.S. generally accepted accounting principles. We consider this deficiency to be a material weakness. This material weakness at June 30, 2006 caused us to conclude that our internal control over financial reporting was not effective as of June 30, 2006. We are remediating this material weakness by improving our internal controls, enhancing our in-house technical expertise and accessing external experts to assist management in handling highly complex accounting issues and transactions in accordance with U.S. generally accepted accounting principles, to strengthen our internal control over financial reporting and to prevent the recurrence of the circumstances that resulted in our determination to restate prior period financial statements.

Because we have concluded that our internal control over financial reporting was not effective at June 30, 2006, we could be subject to regulatory sanctions and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations. Any of these failures could have a negative effect on the trading price of our stock. In addition, our Annual Report on Form 10-K for fiscal 2006 was not filed within the time period required by the rules of the Securities and Exchange Commission. As a result, we are deemed to be untimely in our reporting obligations and will thus be unable (for a period of time) to utilize certain forms for the registration of securities or other purposes. The registration statement to which this prospectus relates (File No. 333-123017) was declared effective on March 23, 2007 and is expected to become unavailable for further use at the time we will file our Annual Report on Form 10-K for the year ending June 30, 2007, which is expected to occur on or about September 14, 2007. We will also not be eligible to register shares on Form S-3 until we have again been timely in filing our periodic and current reports for a period of 12 months, which will be in November 2007, at the earliest.

We must meet stringent ongoing requirements of NASDAQ to maintain the listing of our common stock on the NASDAQ Capital Market.

As previously announced, the staff of the NASDAQ Stock Market notified us on September 28, 2006 that our common stock was subject to delisting from the NASDAQ Capital Market due to our failure to timely file an Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Although this matter was resolved without any delisting action taken by NASDAQ, if we again fail to comply with NASDAQ’s requirements for continued listing, we could be subject to immediate delisting. The delisting of our common stock would significantly affect the ability of investors to trade our securities and would significantly negatively affect the value and liquidity of our common stock.

We are dependent on Merz and its marketing partners, Forest and Lundbeck, for the successful commercialization of Memantine.

From fiscal 2003 through December 31, 2006 we have received license fee and royalty payments totaling $22.5 million from Merz related to our portion of payments received by Merz pursuant to its agreements with Forest and Lundbeck, its marketing partners. Our share of marketing payments received by Merz from Forest and Lundbeck and royalties on Memantine sales made by Merz or its marketing partners, depend, among other things, on the continuation of our research and marketing cooperation agreement with Merz and CMCC. Although Merz has received approval to market Memantine for Alzheimer’s disease in Europe, we are not entitled to receive royalty payments for Memantine sales for Alzheimer’s disease in certain European countries, and any commercialization efforts in these markets would not directly benefit us. If Merz is unable to continue to successfully commercialize Memantine, or if Memantine is not commercialized for indications or in markets where we are entitled to royalty payments, our revenues would be adversely affected.

In February 2005, Merz made a royalty payment to us in the amount of $765,000 for sales of Memantine during the quarter ended September 30, 2004, for the treatment of moderate-to-severe Alzheimer’s disease. Merz informed us that the payment reflected a one-time reduction of $108,000 to correct an apparent over-payment on royalties on certain sales outside of the United States in earlier quarters. We may be subject to such adjustments in the future.

Merz or CMCC can terminate our research and marketing cooperation agreement upon six months’ notice in the event that Merz or its marketing partners do not continue to develop Memantine for neuropathic pain or another indication covered by the CMCC patents. The termination of our agreement with Merz or any failure by Merz or its partners to successfully commercialize Memantine could reduce or terminate our future royalties under the research and marketing cooperation agreement and would have a material adverse effect on our business, financial condition and results of operations. We have been informed by Forest and Merz that they do not plan to pursue further development of Memantine for neuropathic pain. As a result, we, Merz and CMCC are discussing options for the development of Memantine for the indications covered by the CMCC patents and other possible changes to our agreement.

Our product candidates are based on new technologies and therefore are subject to numerous inherent risks of failure.

Our product candidates are based on new and relatively unproven technologies. Viprinex has previously failed in the Phase III clinical trial in Europe conducted by Knoll AG, where patients receiving Viprinex in the trial suffered from intercranial hemorrhaging and higher mortality rates than those patients receiving the placebo treatment. A Phase III clinical trial conducted by Forest for Memantine for neuropathic pain failed to meet the primary endpoint. As evidenced by these trials, our product candidates face numerous risks of failure, including the possibility that these drug candidates may:

•	be found to be unsafe, ineffective or toxic; or

•	fail to receive necessary regulatory clearances.

If any of these risks of failure should materialize, we may be forced to make additional significant expenditures for further clinical trials or cease further development of the drug candidate. Additionally, these risks may affect our ability to enroll patients in our clinical trials and/or enroll sites to conduct our clinical trials, as we have seen in the slow patient enrollment to date in our Viprinex clinical trials. Because we are currently conducting much of the clinical development work ourselves for the Viprinex clinical trials, and yet have only limited resources and experience in these areas, we may be unable to successfully enroll sites and encourage patient enrollment. In any such case, our prospects would be harmed and our stock price could decline.

We are dependent upon the Celtic entities for the development and commercialization of XERECEPT.

In November 2005, we completed the sale of all our rights and assets related to XERECEPT to two newly-formed subsidiaries of Celtic. Under the terms of the agreement, we are eligible to receive up to $15 million upon the achievement of certain regulatory objectives, and if XERECEPT is approved for commercial sale, we are eligible to receive profit-sharing payments on sales of XERECEPT in the United States and royalties on sales elsewhere in the world. However, because Celtic has assumed control of the clinical development of XERECEPT throughout the world, our ability to receive these payments largely depends on Celtic. Although we oversee the clinical development process, Celtic controls the design and execution of clinical trials and will direct the final regulatory approval process and commercialization, if the product is approved. The clinical development and commercialization of a new drug candidate is complex and requires significant expertise and experience. If Celtic is unable to successfully develop and market XERECEPT, we may not receive the potential development milestone payments, and the value of our potential future royalty and profit-sharing rights could be greatly diminished.

Since November 2005, a substantial portion of our revenues have included the reimbursements we receive from Celtic for our direct expenses in providing clinical development services related to XERECEPT, combined with the amortized portion of the deferred revenue on the sale of the rights and assets. Under the terms of our services agreement with Celtic, those services could be reduced or in certain circumstances, such as our breach of the agreement or a change of control, terminated, which would adversely affect our revenues.

We have a history of losses and we may never achieve or maintain profitability.

We have experienced operating losses in every year since inception, other than in fiscal 2001, resulting from funding the development and clinical testing of our product candidates. As of December 31, 2006, our accumulated deficit was approximately $100 million and we expect to continue to incur operating losses in the next several years as we continue our clinical trials for Viprinex and pursue potential acquisitions of complementary businesses, product candidates or technologies. To achieve profitability, we would need to generate significant additional revenue with a positive gross margin. Although we expect that our royalty revenues from the sales of Memantine will increase in future periods, these increases may not occur and, even if they do increase in line with our expectations, we do not expect that these increases will be sufficient to allow us to operate profitably at any time in the foreseeable future.

Even if Viprinex is approved for commercialization, it may not be successfully commercialized.

If Viprinex is approved for commercialization, we will be required either to market the drug directly, which would require the recruitment and training of a direct sales force, or license the drug to a larger biotechnology or pharmaceutical company with an existing sales force. The building of a direct sales force is costly, and we may not succeed in directly marketing any approved drug. If we elected to license the approved drug to a larger company with an existing sales force, we would be required to share the revenues from commercialization and would lose a significant degree of control over the commercialization of the drug.

Our industry is highly competitive.

Competition in the biopharmaceutical industry is intense and is expected to increase. There are other therapies under development for each of our therapeutic targets, and the development and sale of drugs for the treatment of the therapeutic targets that we and our collaborative partners are pursuing are highly competitive. Specifically, we face known competition from the following companies for each of the indications listed below.

Acute ischemic stroke (Viprinex):

•	Activase® (alteplase, recombinant)—Genentech, Inc.

Peritumoral brain edema (XERECEPT):

•	Decadron® (dexamenthasone)—Merck & Co. Inc.

Alzheimer’s disease (Memantine):

•	ARICEPT® (donepezil HCI)—Eisai Inc. and Pfizer Inc.

•	Exelon® (rivastigmine tartrate)—Novartis

•	Reminyl® (galantamine HBr)—Janssen Pharmaceutica

Neuropathic pain (Memantine)

•	Neurontin® (gabapentin)—Parke-Davis

•	Cymbalta® (duloxetine HCI)—Lilly

•	Lyrica® (pregabalin)—Pfizer Inc.

Our competitors are generally larger biotechnology or pharmaceutical companies with significantly greater financial resources and experience and have more internal development, sales and marketing personnel. Accordingly, we may not be able to develop products that will be as efficacious or as cost-effective as currently-marketed products or those products being developed by our competitors. In addition, others may develop, manufacture and market products that could compete with those that we are developing.

Because we do not have our own manufacturing facilities, we face risks from outsourcing.

Although Merz and its marketing partners have the responsibility of supplying Memantine for the clinical trials and commercialization of the drug, we must procure our own supplies of Viprinex for our clinical trials and supply XERECEPT to Celtic for its clinical trials. In January 2006, we entered into an agreement, which was amended in March 2006, with Nordmark to build facilities to house and maintain our colony of Malayan pit vipers and to purify the snake venom that is used to produce the active pharmaceutical ingredient of Viprinex. We have previously entered into agreements with Nordmark for the supply of the active pharmaceutical ingredient of Viprinex for our clinical trials and with Baxter Pharmaceutical Solutions, LLC for the development, supply and packaging of the Viprinex product. Any difficulties in obtaining raw Malayan pit viper venom in necessary quantities and potencies or failure of these suppliers could delay our clinical trials and impede the development and commercialization of Viprinex.

Pursuant to our agreement with Celtic, we are required to supply XERECEPT for Celtic’s clinical trials. We have previously experienced delays obtaining the necessary clinical supplies of XERECEPT due to manufacturing difficulties. We may experience further delays in obtaining clinical supplies of XERECEPT, which could cause us to fail to meet our obligations to Celtic and delay the XERECEPT clinical trials.

Further, although we perform audits on our contractors who supply our drug candidates to assess their compliance with the FDA’s current Good Manufacturing Practice, or cGMP, regulations, there can be no assurance that our suppliers will meet cGMP standards or be able to synthesize and deliver our drug compounds in a timely fashion. Although alternative cGMP suppliers of the bulk drugs and of finished dosage form products are available to us, Viprinex is difficult and costly to produce, and we believe that there is only a limited number of manufacturers who are capable of producing the compound. The loss of our current supply arrangement could significantly delay our planned clinical trials for Viprinex and could impact the commercialization of the drug, if it is approved by the FDA. As a result of our reliance on manufacturers, we face the following outsourcing risks:

•	the delay of our preclinical and human clinical testing if our contractors are unable to supply sufficient quantities of product candidates manufactured in accordance with cGMP on acceptable terms;

•	the delay of market introduction and subsequent sales if we should encounter difficulties establishing relationships with manufacturers to produce, package and distribute products; and

•	adverse effects on FDA pre-market approval of potential products if contract manufacturers do not adhere to cGMP regulations.

Because of these risks, our dependence on third parties for the manufacture of products may adversely affect our ability to develop and deliver products on a timely and competitive basis and our results of operations.

The FDA and state and local agencies, and comparable agencies and entities in foreign countries impose substantial requirements on the manufacturing and marketing of human therapeutics through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures.

Fulfillment of regulatory requirements for marketing human therapeutics typically takes many years and varies substantially based on the type, complexity, and novelty of the drug for which approval is sought. Government regulation may:

•	delay for a considerable period of time or prevent marketing of any product that we may develop; and/or

•	impose costly procedures upon our activities.

Either of these effects of government regulation may provide an advantage to our competitors. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis or at all. Any delay in obtaining, or failure to obtain, required approvals would adversely affect the marketing of our proposed products and our ability to earn product revenues or royalties. In addition, success in pre-clinical or early stage clinical trials does not assure success in later-stage clinical trials.

For example, although our Phase II clinical trials for Memantine for the treatment of neuropathic pain produced positive results, subsequent clinical trials conducted by Forest did not replicate these results. Similarly, the results of Knoll AG’s Phase III clinical trials for Viprinex in the United States were not replicated in the subsequent European clinical trial, and we cannot be certain that the current Phase III clinical trials that we are conducting will not encounter similar difficulties. Similar variations in later-stage clinical trial results may also occur in XERECEPT, as longer trials and larger patient populations are used. Further, since we began the first Phase III clinical trial of XERECEPT in April 2004, patient enrollment has been slower than anticipated. We were not able to commence the second Phase III trial until February 2006, and enrollment is proceeding much more slowly than expected. If we cannot improve enrollment or reach an agreement with the FDA to revise the clinical program, the development of XERECEPT could be impeded, making it less likely that we and Celtic will be able to further develop or successfully commercialize the drug.

We have also experienced delays in enrollment in our Viprinex trials. These delays have already caused us to revise our estimated completion dates for these trials, and any additional delays could further impede the timely development of Viprinex and could further increase our development costs and risks. As with any regulated product, additional government regulations may be instituted which could delay regulatory approval of our potential products. Additional government regulations that might result from future legislation or administrative action cannot be predicted.

We have relied and will continue to rely on others for research, development and commercialization of our potential products.

We have periodically entered into various contractual arrangements with clinical research organizations, or CROs, consultants, academic collaborators, and others, and we are dependent upon the level of commitment and subsequent success of these outside parties in performing their responsibilities. Certain of these agreements may place significant responsibility on the collaborator or contractor for pre-clinical testing and human clinical trials and for preparing and submitting submissions for regulatory approval for potential products. In June 2005, we entered into an agreement with SCIREX Corporation, a CRO, for the design and management of our anticipated Phase III clinical trials for Viprinex. Although we amended the agreement in April 2006 to significantly reduce scope of the services to be provided by SCIREX, we are still dependent on SCIREX for services to some degree for the success of our ongoing clinical trials for Viprinex. In 2006, we entered into an agreement with S&P Pharmatest Management GmbH, or S&P, to serve as our CRO in Europe. In early 2007, we provided notice of our intent to terminate this agreement due to S&P’s inability to satisfy our performance goals. We are in the process of retaining a new CRO in Europe and we have recently retained several clinical research associates, or CRAs, as consultants to oversee the Viprinex clinical trials, and we expect to hire additional CRAs over the next few months. The difficulties experienced with S&P has caused in delays in our ongoing clinical trials and if SCIREX, other CROs, CRAs or any other collaborator, licensor or contractor fails to perform, the clinical development of Viprinex could be further delayed and our business, financial condition and results may be adversely affected.

We have also relied on scientific, mechanical, clinical, commercial and other data supplied and disclosed by others in entering into these agreements. We have relied on this data in support of applications for human clinical trials for our potential products. Although we have no reason to believe that this information contains errors or omissions of fact, it is possible that there are errors or omissions of fact that would change materially our view of the future likelihood of FDA approval or commercial viability of these potential products.

Our success will depend, in large part, on our ability to obtain or license patents, protect trade secrets and operate without infringing upon the proprietary rights of others.

The patent position of biotechnology firms generally is highly uncertain because:

•	patents involve complex legal and factual issues that have recently been the subject of much litigation;

•	no consistent policy has emerged from the United States Patent and Trademark Office regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents; and

•	others may independently develop similar products, duplicate any of our potential products, or design around the claims of any of our potential patented products.

In addition, because of the time delay in patent approval and the secrecy afforded United States patent applications, we do not know if other applications, which might have priority over our applications, have been filed. As a result of all of these factors, there can be no assurance that patent applications relating to our potential products or processes will result in patents being issued, or that patents, if issued, will provide protection against competitors who may successfully challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business, or be able to circumvent our patent position. No infringement claims have been brought by third parties, and we are not aware of any basis on which such claims could be made. Any infringement claims brought by a third party, even if these claims were ultimately found to be without merit, would be costly to defend against and would likely interfere with our operations while the claim was pending. If we were unsuccessful in defending against any such claims, it may be necessary for us to license certain additional rights. These licenses may be costly and may not be available on terms we find acceptable, if at all. Accordingly, the unfavorable resolution of any patent infringement claim could adversely affect our operations and prospects.

We have recently made several changes to the composition of our management team and expect to make more. If the members of our management team are unable to work together effectively, our ability to manage our business will suffer.

Following our acquisition of Empire in July 2004, we expanded our management team, adding Stephen J. Petti as Vice President, Product Development, David E. Levy as Vice President, Clinical Development, Jonathan R. Wolter as Vice President and Chief Financial Officer and Karl G. Trass as Vice President, Regulatory Affairs. In June 2006, Messrs. Petti and Wolter resigned as officers and employees of the Company for personal reasons. In July 2006, Craig W. Carlson joined the Company as Vice President and Chief Financial Officer and in February 2007, Warren Wasiewski joined as our Vice President, Clinical Programs. We are currently seeking to fill other management level positions. Changes in our management team can be disruptive to our business and, if our management team cannot work together effectively, our ability to manage our business will suffer.

Clinical trials or marketing of any of our potential products may expose us to liability claims from the use of such products, which our insurance may not cover.

We currently have a limited amount of product liability insurance for our clinical trials, with coverage limits of $5 million per incident and $5 million in the aggregate. It is possible that our current insurance may not be adequate to cover liabilities arising from our clinical trials. Our current product liability insurance does not cover the commercial sales of products. We cannot be sure that we will be able to obtain product liability insurance covering commercial sales if and when they commence or, if such insurance is obtained, that sufficient coverage can be acquired at a reasonable cost. An inability to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims could prevent or inhibit commercialization of any products we develop.

The market price of our common stock has been, and is likely to continue to be, highly volatile.

The average daily trading volume of our common stock has historically been low, even when compared to that of other biopharmaceutical companies. Because of our relatively low trading volume, our stock price can be highly volatile.

We have issued nearly 5 million shares of common stock in connection with our acquisition of Empire Pharmaceuticals and all of these shares have been registered for resale and are freely tradable. Any large sales that may be made by former stockholders of Empire or other stockholders could have a negative effect our price and its volatility. Additional factors that may affect the volatility of our stock price include:

•	announcements of the results of pre-clinical studies and clinical trials by us, Celtic, Merz or its marketing partners, or our competitors;

•	other evidence of the safety or efficacy of our products, or those of Celtic, Merz or its marketing partners, or our competitors;

•	the termination of our strategic research and marketing cooperation agreement with Merz and CMCC or our collaboration and services agreement with Celtic;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	developments in patent or other proprietary rights of us or our competitors, including litigation;

•	fluctuations in our operating results;

•	government regulation and health care legislation; and

•	market conditions for life science companies’ stocks in general.

USE OF PROCEEDS

We anticipate using the net proceeds from the sale of our securities offered by this prospectus supplement to fund our ongoing Phase III clinical trials for Viprinex, as well as to provide general working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DILUTION

Our net tangible book value as of December 31, 2006 was approximately $(16.5) million, or $(0.56) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 3,043,478 shares of common stock offered by this prospectus supplement at a price of $2.30 per share, and without regard to the potential exercise of the warrants offered hereby, and after deducting estimated offering expenses and sales commissions payable by us, our pro forma net tangible book value as of December 31, 2006 would have been approximately $(10.0) million, or $(0.31) per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $0.25 per share to our existing shareholders and an immediate and substantial dilution in pro forma net tangible book value of $2.61 per share to new investors. The following table illustrates this hypothetical per share dilution:

Offering price per share	$2.30
Net tangible book value per share as of December 31, 2006	$(0.56)
Increase per share attributable to new investors	$0.25
Pro forma net tangible book value per share after this offering	$(0.31)
Dilution per share to new investors	$2.61

The foregoing dilution information does not give effect to the potential exercise of the warrants that are being offered with the units.

PLAN OF DISTRIBUTION

We are offering units consisting of one share of common stock and a warrant to purchase one share of common stock for $2.30 per unit. The terms of the warrants are described below under the caption “Description of Warrants.” Pursuant to an agency agreement, we engaged Rodman & Renshaw, LLC and Dawson James Securities, which we refer to as the placement agents, as our exclusive agents in connection with this offering. In connection with this offering and pursuant to the agency agreement, we will pay fees to the placement agents, who will be working solely on a “best efforts” basis. The placement agents are not purchasing or selling any units by this prospectus supplement or the related prospectus, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units. Therefore, we may not sell the entire amount of units offered pursuant to this prospectus supplement.

The purchasers will purchase the units pursuant to a securities purchase agreement with us. The securities purchase agreement provides that the obligations of the purchasers in the offering are subject to certain customary closing conditions. Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing purchasers of the closing date as to such units. We currently anticipate that closing of the sale of units will take place on or about April 4, 2007. Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	we will pay the placement agent fee in accordance with the terms of our agreement with the placement agents; and

•	the purchasers will receive the units that they purchased.

Pursuant to the agency agreement, we will pay the placement agents at closing a cash fee equal to 6% of the gross proceeds to us in the offering. In addition, we agreed to grant compensation warrants to the placement agents to purchase a number of shares of our common stock equal to 6% of the number of shares of common stock sold by us in the offering, excluding the shares that may be issued upon exercise of the warrants. The compensation warrants will be substantially on the same terms as the warrants offered hereby, except that the compensation warrants will comply with NASD Rule 2710(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of the Company;

•

to any NASD member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of the Company held by either of the placement agents or their related persons does not exceed 1% of the securities being offered;

•

that is beneficially owned on a prorata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The estimated offering expenses payable by us, in addition to the placement agent’s fees, are $50,000, which include legal, accounting and printing costs and various other fees associated with registering the units and listing the common shares.

The following table sets forth the cash fee to be paid to the placement agents for this offering on a per unit basis and assuming all of the units offered hereby are sold at the closing.

	Per Unit	Maximum Total
Agents’ Fees	$0.138	$420,000

In addition, the placement agents will also receive the compensation warrants and expense reimbursements described above.

Under no circumstances will the fee, commission or discount received by the placement agents or any other NASD member or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant the prospectus.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. We may also be required to contribute to payments the placement agents may be required to make in respect of such liabilities.

The form of securities purchase agreement with the purchasers and the form of warrant are included as exhibits to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission prior to the completion of this offering.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agents. Under these rules and regulations, the placement agents:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

We will only offer and sell the units to certain institutional buyers. These institutional buyers must be “qualified institutional buyers” (QIBs) within the meaning of Rule 144A under the Securities Act of 1933 and must be located in one of the states identified below and may also be required to satisfy certain state-specific investor qualifications, which will be provided to prospective purchasers by the placement agents and will be set forth in the form of purchase agreement. The offering will be limited to QIBs in the following states:

• California • Colorado • Connecticut • Florida • Georgia	• Illinois • Maryland • Massachusetts • Minnesota • New Jersey	• New York • North Carolina • Pennsylvania • Texas

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant, which will be provided to each purchaser in this offering and will be filed on a Current Report on Form 8-K in connection with this offering.

The warrants will be exercisable in whole or in part from time to time for a period of five years. The exercise price per share of common stock purchasable upon exercise of the warrants is $2.40, subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. If the Company is unable to offer and sell the shares underlying the warrants pursuant to this or another prospectus due to the ineffectiveness of the registration statement of which this prospectus is a part, then the warrants may be exercised on a “cashless” basis, with a number of shares being issued on exercise having a value equal to the intrinsic value of the portion of the warrant being exercised.

If certain “fundamental transactions” occur prior to the exercise or expiration of the warrants, such as a merger, sale of substantially all of our assets, tender offer or exchange offer with respect to our common stock, or if there is a reclassification of our common stock, then, in any such case, the holders of the warrants will be entitled to receive: (A) shares of common stock of the successor or acquiring corporation and (B) any additional consideration receivable as a result of such “fundamental transaction” by a holder of the number of shares of common stock for which the warrant was exercisable. Additionally, if certain specified types of “fundamental transactions” occur prior to the exercise or expiration of the warrants, holders of the warrants will be entitled to receive a cash payment with a value equal to the then-current value of the warrants as determined in accordance with the Black-Scholes option pricing formula.

The exercisability of the warrants may be limited in certain circumstances if, upon exercise, the holder would hold more than 4.99% of the total stock common stock issued and outstanding.

The warrants are transferable, in whole or in part, subject to the limitation that warrants may only be transferred to an entity that meets the aforementioned investor suitability requirements.

LEGAL MATTERS

Goodwin Procter LLP, San Diego, California, is representing the Company in connection with this offering.

PROSPECTUS DATED MARCH 23, 2007

$35,000,000

Neurobiological Technologies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer and sell an indeterminate number of shares of our common stock, preferred stock, debt securities and warrants from time to time under this prospectus, up to an aggregate offering price of $35,000,000. We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision.

Our common stock trades on the Nasdaq Capital Market under the symbol “NTII.” On March 23, 2007, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $2.67 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” to be included in the prospectus supplement and included in our periodic reports incorporated into this prospectus by reference.

You should read the entire prospectus, including the prospectus supplement and the reports and other documents incorporated herein by reference, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

Overview

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock, preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $35,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks of other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Incorporation of Certain Information by Reference.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room referred to under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and any accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Except as otherwise provided by law, and subject to any voting rights provided to holders of preferred stock, holders of common stock have exclusive voting rights on all matters requiring a vote of stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Subject to any preferential rights of any outstanding preferred stock, holders of common stock have a right to receive dividends when and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we issue debt securities, they will issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read the prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

ABOUT NEUROBIOLOGICAL TECHNOLOGIES, INC.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The Company is focused on therapies for neurological conditions that occur in connection with ischemic stroke and brain cancer.

Our strategy has been to in-license and develop later stage drug candidates that target major medical needs and that can be rapidly commercialized. Our experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy, and we have sought partnerships with pharmaceutical and biotechnology companies for late-stage development and marketing of our product candidates. We anticipate that we will continue to acquire and develop multiple late-stage CNS products and will develop the resources to market these products in selected world regions.

We have one product candidate in clinical development, Viprinex ® (ancrod). We are currently developing Viprinex for the treatment of acute ischemic stroke. In September 2005, we received regulatory approval to commence the first of two planned Phase III clinical trials for Viprinex, and we commenced enrollment of the first patient in this trial in November 2005. We began the second Phase III trial of Viprinex in March 2006. If Viprinex is approved for commercial sale, we plan to build a sales organization to market and sell Viprinex in United States and may seek marketing partnerships in other regions of the world.

In November 2005, we sold our worldwide rights and assets related to XERECEPT®, a compound for the treatment of peritumoral brain edema, or brain swelling associated with brain tumors, which we had been developing, to two subsidiaries of Celtic Pharma Holdings, L.P., or Celtic. Through January 2007, we had received payments totaling $33 million. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and, if XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales in the United States and royalties on sales elsewhere in the world. Under a collaboration and services agreement entered into in November 2005 with one of the Celtic subsidiaries, we continue to administer and procure third-party Phase III clinical development services in the United States related to XERECEPT, in exchange for Celtic’s reimbursement of expenses incurred by us.

Currently, we receive revenues on the sales of one approved product, Memantine, an orally dosed compound that is approved for the treatment of moderate-to-severe Alzheimer’s disease and is marketed in the United States and Europe by Merz Pharmaceuticals GmbH and its marketing partners.

Except for fiscal 2001, we have incurred significant losses each year since our inception. We expect to incur additional operating losses at least through fiscal 2009 as we continue our product development efforts. Our development expenses were higher in fiscal 2006 as a result of the commencement of clinical trials for Viprinex, and we expect development costs for Viprinex in fiscal 2007 to be significantly higher than in fiscal 2006 as the number of clinical sites and patients enrolled in the trials are expected to increase significantly. Since the sale of our worldwide rights and assets related to XERECEPT to two subsidiaries of Celtic, we are being reimbursed by Celtic for the development costs incurred for this drug candidate. Although we expect that the funds we have received from the sale of XERECEPT, including the $4 million payment received from Celtic in January 2007, our royalties from sales of Memantine and our $10 million credit facility will provide sufficient cash to fund our ongoing operations at least through June 30, 2007, including two Phase III clinical trials for Viprinex, we may seek to raise additional capital as market conditions permit. However, the amount of money we can access from our credit facility may be limited based on certain liquidity covenants, and there can be no assurance that funding will be available or, if available, that it will be available on acceptable terms. If we are not able to raise adequate funds, and our revenues are lower than expected or our operating expenses are higher than expected, we may be required to delay, scale back or terminate our clinical trials or to obtain funds by entering into arrangements with collaborative partners or others.

VIPRINEX®

In July 2004, upon our acquisition of Empire Pharmaceuticals, Inc., or Empire, we acquired the exclusive worldwide rights to Viprinex (ancrod), which is a late-stage reperfusion therapy for use in the treatment of acute ischemic stroke, a life-threatening condition caused by the blockage of blood vessels supplying blood and oxygen to portions of the brain. A reperfusion therapy is a treatment, and in this case a biologic, that seeks to break up the blood clot causing the stroke and enable normal blood flow to return to the affected areas of the brain. Empire acquired the exclusive worldwide rights to Viprinex in a royalty-bearing license from Abbott Laboratories, or Abbott, in March 2002. Viprinex was being developed by Knoll AG prior to its acquisition by Abbott in 2001. In November 2005, we commenced enrollment in the first of two 650 patient Phase III clinical trials of Viprinex for the treatment of ischemic stroke. We began the second Phase III trial of Viprinex in March 2006. In August 2006, we announced that we had completed the U.S. site selections for the first clinical trial. Enrollment in the trials has been slow, and we continue to seek means to increase enrollment. Due to delays in patient enrollment, we now expect that the trials will be completed in the second half of calendar 2008. These trials use a new dosing regimen that is designed to optimize efficacy and improve safety when compared to previous clinical experience with Viprinex. Knoll evaluated Viprinex in approximately 2,000 stroke patients.

XERECEPT®

We have developed XERECEPT, a synthetic preparation of the natural human peptide, Corticotropin-Releasing Factor, as a potential treatment for peritumoral brain edema, or brain swelling due to brain tumors. In April 1998, XERECEPT received orphan drug designation for this indication from the FDA. Orphan drug designation provides the first product approved for a given indication with seven years of market exclusivity and makes the recipient eligible to receive Orphan Drug Grants to fund clinical research. However, if a competing product receives U.S. Food and Drug Administration, or FDA, approval for peritumoral brain edema before XERECEPT is approved, then that product would receive seven years of market exclusivity for this indication.

In November 2005, we sold all of our worldwide rights and assets related to XERECEPT to two subsidiaries of Celtic. Pursuant to that agreement, we received a total of $33 million, which was paid in installments through January 2007. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and, if XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales in the United States and royalties on sales elsewhere in the world. We also entered into a collaboration and services agreement with Celtic, pursuant to which we provide certain services in connection with the development of XERECEPT, with the Celtic entities reimbursing us for our direct costs.

In April 2004, we began enrollment in one of the two planned pivotal Phase III trials of XERECEPT for peritumoral brain edema needed for the submission of a new drug application, or NDA. This trial has a target enrollment of 200 patients and is expected to be completed in calendar 2007. An interim analysis of this first trial is expected to be completed in the first half of calendar 2007. The second pivotal trial began in February 2006 and is currently designed to enroll 120 patients. Enrollment in this second trial has gone slowly, and we and Celtic are considering regulatory options. We are also conducting an extended-use trial, where patients completing one of the two Phase III trials can elect to continue to receive XERECEPT.

MEMANTINE

In April 1998, we entered into a strategic research and marketing cooperation agreement with Merz Pharmaceuticals GmbH, or Merz, and Children’s Medical Center Corporation, or CMCC, to further the clinical development and commercialization of Memantine. Pursuant to this agreement, we have the right to share in revenues from worldwide sales of Memantine for Alzheimer’s disease and any future sales for indications covered by the CMCC patents, which include AIDs-related dementia and neuropathic pain. However, we do not receive royalties on Merz’s sales of Memantine for dementia or for Alzheimer’s disease in certain countries where Merz had pre-existing marketing or other commercial arrangements, including Japan, Korea and China; Germany, Italy, Spain and several other smaller European markets, and much of Latin America, excluding Brazil. We have no significant ongoing obligations under the agreement and rely on Merz and its marketing partners for the commercialization of Memantine for Alzheimer’s disease and for the clinical development of Memantine for other indications.

In June 2000, Merz entered into agreements with Forest Laboratories, Inc., or Forest, for the development and marketing of Memantine in the United States for the treatment of Alzheimer’s disease and the indications covered by the CMCC patents. In August 2000, Merz entered into a strategic license and cooperation agreement with H. Lundbeck A/S, or Lundbeck, of Copenhagen, Denmark, for the further development and marketing of Memantine for the treatment of Alzheimer’s disease and the indications covered by the CMCC patents. Lundbeck acquired exclusive rights to Memantine in certain European markets, Canada, Australia and South Africa, as well as semi-exclusive rights to co-market Memantine with Merz in other markets worldwide, excluding the United States and Japan, where Merz has granted development rights to Forest and Daiichi Suntory Pharma Co., Ltd., or Suntory, respectively. While we are not a party to any of these agreements, we are entitled to receive a share of the license fees and royalties Merz receives from Forest, Lundbeck and Suntory pursuant to our strategic research and marketing cooperation agreement with Merz and CMCC.

We conducted the first pivotal trial of Memantine for the treatment of neuropathic pain with an enrollment of 400 patients and reported positive results in January 2000. In July 2001, Forest initiated the second of two trials necessary for registration of an NDA for Memantine for the treatment of neuropathic pain. In May 2003, Forest announced that Memantine had failed to demonstrate a statistically significant difference versus placebo with regard to the primary endpoint of this trial. In October 2003, Forest announced the resumption of its clinical development of Memantine for the neuropathic pain indication with an expanded clinical program to examine various neuropathic pain conditions at different dosages. We have been informed by Forest and Merz that they do not plan to pursue further development of Memantine for neuropathic pain. We, Merz and CMCC are discussing options for the development of Memantine for the indications covered by the CMCC patents.

In May 2002, Merz announced that Memantine (Axura®) was approved by the regulatory authorities in the European Union for the treatment of Alzheimer’s disease. In October 2003, Forest announced that Memantine (Namenda®) was approved by the FDA for the treatment of moderate to severe Alzheimer’s disease.

During the period from August 2002 to December 31, 2006, we have received total license fee and royalty payments of $22.5 million from Merz on sales of Memantine. In January 2007, we received a royalty payment of $1.7 million.

MATERIAL AGREEMENTS

Set forth below is a summary of the principal terms of our material agreements relating to Viprinex, XERECEPT and Memantine. These agreements have been filed as exhibits to our periodic reports and the following summaries are qualified by the text of these agreements, copies of which are available through our website as exhibits to our SEC filings.

Abbott Laboratories

In July 2004, upon our acquisition of Empire, we acquired the rights to an exclusive license from Abbott for Viprinex. Under this license, we have the exclusive worldwide rights to Viprinex for all human therapeutic indications.

Pursuant to the license from Abbott, we have an obligation to use commercially reasonable efforts to develop Viprinex for the treatment of ischemic stroke and, if Viprinex receives regulatory approval from the FDA, to market the product for that indication. We will be required to make milestone payments of up to an aggregate of $2,000,000, consisting of payments of (i) $500,000 upon receiving regulatory approval in the United States and (ii) $500,000 upon first approval in each of Europe, Latin America and Asia. We will also be required to make royalty payments to Abbott based on worldwide Viprinex sales. Our royalty obligations will terminate on a country-by-country basis as the applicable patents for Viprinex expire in each applicable country, which will generally occur between 2009 and 2017 depending on the patent and the country. To date, we have made no payments to Abbott under this agreement. Prior to our acquisition of the rights to Viprinex in July 2004, Empire had paid Abbott a total of $500,000 in license fees under this agreement.

The agreement will continue until terminated by either party. Abbott has the right to terminate the agreement only in the event of our breach, and we have the right to terminate the agreement for our convenience upon providing 90 days’ notice.

Other Agreements Related to Viprinex

In January 2006, we entered into an agreement with Nordmark Arzneimittel GmbH & Co. KG, or Nordmark, which was amended in March 2006, pursuant to which Nordmark established a snake farm and a purification unit for the supply of raw venom of the Malayan pit viper, the starting material for Viprinex. The agreement calls for both NTI and Nordmark to fund this effort. Under the agreement, we are obligated to make payments to Nordmark of €2.0 million (or approximately $2.6 million) towards the costs of the snake farm and purification unit, which will be owned and operated by Nordmark. We are also obligated to pay Nordmark for certain operating costs until the commercialization of Viprinex. If, among other things, we abandon the development and/or commercialization of Viprinex before the end of 2010, we will be required to reimburse Nordmark for certain operating costs and make an additional payment of up to €2.8 million (or approximately $3.7 million). The agreement also calls for us to pay for certain fully burdened costs and certain other expenses that total €7.9 million (or approximately $10.4 million). The aggregate obligation to Nordmark is estimated to total €9.9 million (or approximately $13.1 million). Through December 31, 2006, we have paid €1.8 million (or approximately $2.4 million). As of December 31, 2006, our outstanding contractual commitment to Nordmark under this contract is €8.1 million (or approximately $10.7 million). In January 2007, we made a payment of €1.0 million (or approximately $1.3 million).

In March 2005, we entered into a supply agreement with Nordmark, pursuant to which Nordmark supplies us with the active pharmaceutical ingredient, or API, of Viprinex. Pursuant to this agreement, we paid Nordmark €400,000 (or approximately $511,000) to purchase equipment for the development and manufacture of Viprinex. For the supply of the API, we are required to make periodic payments over the term of the contract totaling €7.3 million (or approximately $9.6 million) as work is performed, of which €3.7 million (or approximately $4.7 million) has been paid as of December 31, 2006. Our outstanding contractual obligation under this agreement is €3.6 million (or approximately $4.8 million). The agreement will continue until 2019, unless terminated earlier in accordance with the terms of the agreement.

In June 2005, we entered into a drug product development and clinical supply agreement with Baxter Pharmaceutical Solutions, LLC, or Baxter, pursuant to which we engaged Baxter to aseptically fill and package our Viprinex product into its finished form for development and clinical use. The term of the agreement will continue until Baxter completes product production, which is expected to be in 2009, and the estimated amount payable by us pursuant to this agreement is approximately $834,000.

In June 2005, we entered into an agreement with SCIREX Corporation, or SCIREX, pursuant to which SCIREX serves as the clinical research organization supporting our Phase III clinical program for Viprinex. This agreement was amended in April 2006 and the scope of services to be performed by SCIREX was significantly reduced. The agreement, as amended, provides for aggregate payments to SCIREX of approximately $6.8 million over the term of the agreement, which will end upon the completion of the project in 2009 based on our current estimates.

In March 2007, we terminated our agreement with S&P Pharmatest Management GmbH, or S&P. S&P had been retained to support our Phase III clinical program for Viprinex outside of the United States. We have signed a letter of intent with ICON Clinical Research, Limited, or ICON, an international clinical research organization, to replace the function performed by S&P. We have not yet finalized the projected costs to be incurred by ICON but we currently estimate the cost to be between $6.0 million and $7.0 million, not including pass-through costs.

Celtic Pharma Holdings, L.P.

In November 2005, we sold our worldwide assets and rights related to XERECEPT, a Phase III clinical compound for the treatment of peritumoral brain edema, to two subsidiaries of Celtic Pharma Holdings L.P., or Celtic. Under the terms of this agreement, we received payments totaling $33 million. We are also entitled to receive up to an additional $15 million in payments upon the achievement of certain regulatory objectives, and if, XERECEPT is approved for commercial sale, we are entitled to receive profit-sharing payments on sales of XERECEPT in the United States and royalties on sales elsewhere in the world.

In connection with our sale of assets and rights related to XERECEPT, we entered into a collaboration and services agreement in November 2005 with one of the Celtic subsidiaries. Under this agreement, we continue to administer and procure third-party Phase III clinical development services in the United States related to XERECEPT, in exchange for reimbursement of such expenses incurred by us. The agreement expires in November 2011 unless earlier terminated by the parties in accordance with its terms.

Merz Pharmaceuticals GmbH

Pursuant to our 1998 strategic research and marketing cooperation agreement with Merz Pharmaceuticals GmbH, or Merz, and Children’s Medical Center Corporation, or CMCC, we gave up the rights previously exclusively licensed to us by CMCC to patents covering Memantine for the treatment of indications including neuropathic pain and AIDs-related dementia, and CMCC licensed those rights to Merz. In exchange, we and CMCC are entitled to share in revenues from sales of Memantine in the United States and certain other countries for Alzheimer’s disease and any future sales from indications covered by the CMCC patents. Through December 31, 2006, we have received approximately $22.5 million from Merz under this agreement. In January 2007, we received a royalty payment of $1.7 million.

We have no significant ongoing obligations under the agreement and rely on Merz and its marketing partners for the commercialization of Memantine for Alzheimer’s disease and for the clinical development of Memantine for other indications. In the event that we were to conduct any further research and development on Memantine or derivatives of Memantine during the term of the agreement, Merz would have the right to license any inventions resulting from such research and development, and we and Merz would be required to negotiate in good faith the payment to us of a share of the revenues received by Merz from the commercialization and marketing of any such products. Currently, we have no plans to develop Memantine that would trigger these obligations.

The agreement will expire on a country-by-country basis on the later of ten years after the first commercial sale of a covered product or the last to expire patent covering products in that country. Merz or CMCC can terminate the agreement upon six months’ notice in the event that Merz or its marketing partners do not continue to develop Memantine for neuropathic pain or another indication covered by the CMCC patents. As discussed above, we, Merz and CMCC are discussing options for the development of Memantine for the indications covered by the CMCC patents. See “About Neurobiological Technologies, Inc.—Memantine.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the 1933 Act and Section 21E of the Securities Exchange Act of 1934, or the 1934 Act, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth under the caption “Risk Factors” in the prospectus supplement and in the documents incorporated by reference into this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities hereby primarily to fund ongoing and future clinical trials and for research and development and general and administrative expenses. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, clinical trial patient enrollment, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities with a total value of up to $35,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities. Set forth below is a summary of the principal terms of these securities, to the extent that such terms are known at this time. Additional information regarding any securities we offer pursuant to this prospectus will be contained in the applicable prospectus supplement for such offering, and may include the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Except as otherwise provided by law, and subject to any voting rights provided to holders of preferred stock, holders of our common stock have exclusive voting rights on all matters requiring a vote of stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends and Liquidation

Subject to any preferential rights of any outstanding preferred stock, holders of common stock have a right to receive dividends when and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Provisions

Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws include certain provisions that may have the effect of delaying or preventing a change of control of our company, including the provisions set forth below:

•	our certificate of incorporation authorizes our board to issue shares of preferred stock, and to determine the rights, preferences and privileges of these shares, without stockholder approval;

•

special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the board of directors or by the holders of shares entitled to cast not less than 10% of the votes of the meeting; and

•

our Board of Directors is divided into three classes, with directors in each class serving staggered three-year terms, which has the effect of making it more difficult for a hostile bidder to obtain control over the our Board of Directors.

Additionally, we have entered into a Rights Agreement, described below, which may have the effect of delaying or preventing a hostile bidder from obtaining control over our company. In May 2005, our Board of Directors declared a dividend distribution of one preferred share purchase right (the “Right”) for each outstanding share of our common stock to stockholders of record on May 27, 2005. The Rights were issued pursuant to, and are governed by the terms of, that certain Rights Agreement, dated May 19, 2005, by and between us and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”) and will initially trade with shares of our common stock. If a person or group acquires beneficial ownership of 15% or more of our common stock (the “Control Stockholder”) in a transaction not approved in advance by our Board of Directors, each Right will entitle its holder, other than the Control Stockholder, to acquire additional shares of our capital stock at a formula price set forth in the Rights Agreement. In addition, if and after a Control Stockholder acquires more than 15% of our common stock, if we are later acquired in a merger or asset sale by the Control Stockholder, or in a transaction in which all stockholders are not treated alike, stockholders with unexercised Rights, other than the Control Stockholder, will be entitled to purchase common stock of the acquiring party (or its parent entity) at a formula price as set forth in the Rights Agreement. Our Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable, and the rights will expire on May 27, 2015.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “NTII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, we have designated 3,000,000 shares of preferred stock as Series A preferred stock and 50,000 shares as Series RP preferred Stock. We will not offer Series A preferred stock under this prospectus and will only offer Series RP preferred stock indirectly in connection with the Rights attached to our common stock as described above.

If we issue preferred stock, we will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of determination that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of determination that contains the terms of the applicable series of preferred stock.

Debt Securities

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium , if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trustee Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•

to provide for the issuance of and establish the form, terms and conditions of debt securities of any series, to establish the form or certifications required under an indenture or add to the rights of holders of any series of debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indentures; or

•	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other government charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a party do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO FIXED CHARGES

If the Company offers debt securities and/or preference equity securities under this prospectus, the Company will, at that time, provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings, respectively, in the applicable prospectus supplement for such offering.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale, including in at-the-market transactions;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of our securities. We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement. If we do offer any securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the 1933 Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Capital Market.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us for which they receive compensation.

LEGAL MATTERS

The legality of the issuance of the securities being offered hereby and the binding nature of any debt securities being offered hereby is being passed upon by Heller Ehrman LLP, San Diego, California. Stephen C. Ferruolo, a shareholder in a corporation that is a partner of Heller Ehrman LLP, currently serves as our corporate secretary.

EXPERTS

Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of June 30, 2006 and for the year then ended, included in our Annual Report on Form 10-K for the year ended June 30, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of June 30, 2006, (which is included in Management’s Report on Internal Control over Financial Reporting and which contains an adverse opinion on the effectiveness of internal control over financial reporting) as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Odenberg, Ullakko, Muranishi & Co. LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements at June 30, 2005 and for the two years then ended, included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

1.	Our Annual Report on Form 10-K for the year ended June 30, 2006;

2.	Our Definitive Proxy Statement on Schedule 14A, filed November 21, 2006;

3.	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006;

4.	Our Current Reports on Form 8-K filed with the SEC on August 2, 2006, September 5, 2006, September 22, 2006, October 4, 2006, November 13, 2006, February 8, 2007 and February 23, 2007 (except as to information furnished on Form 8-K under Item 2.02, which shall not be incorporated herein by reference); and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 14, 1994, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608, Attention: Chief Financial Officer, telephone: (510) 595-6000. We have authorized no one to provide you with any information that differs from that contained in this prospectus or any applicable prospectus supplement. Accordingly, you should not rely on any information that is not contained in this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.ntii.com. Please note, however, that no portion of our website shall be deemed to be incorporated into this prospectus. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Room.

INDEMNIFICATION FOR 1933 ACT LIABILITIES

Our Certificate of Incorporation, as amended, limits the liability of our directors for monetary damages for breaches of their fiduciary duty as directors, except for liability that cannot be eliminated under the General Corporation Law of the State of

Delaware. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware law, or (iv) for any transaction for which the director derived an improper personal benefit.

Our Certificate of Incorporation also provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law and, together with our Bylaws, provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Our Certificate of Incorporation also empowers our Board of Directors to provide, at its option, similar indemnification to our employees or agents. We have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

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